                                                           Exhibit 99

Contacts:  Analyst contact:  Dennis E. McDaniel
           Vice President, Financial Accounting and Investor Relations 513-603-2197
           dennis.mcdaniel@ocas.com

           Media contact:  Cindy L. Denney
           Assistant Vice President, Corporate Communications
           513-603-2074
           cindy.denney@ocas.com


For Immediate Release
---------------------


                         OHIO CASUALTY CORPORATION
                   REPORTS 2001 FIRST QUARTER RESULTS

FAIRFIELD, Ohio, May 2, 2001 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced a net loss of $4.1 million, or $.07 per share, for the first quarter ended March 31, 2001. In the comparable quarter of 2000, the Corporation reported a net loss of $75.0 million, or $1.25 per share.

After-tax operating loss for the first three months of 2001 was $12.3 million, or $.20 per share, compared with an after-tax operating loss of $70.9 million, or $1.18 per share, for the first three months of 2000. The operating losses for both periods were impacted by poor results in the workers' compensation line of business.

President and Chief Executive Officer Dan Carmichael, CPCU, commented, "While significant renewal price increases for the commercial lines business are encouraging, and while the expense reduction efforts taken in 2000 have been maintained during the first quarter of 2001, the continued poor experience in the workers' compensation line of business is unacceptable. The workers' compensation results were $28.8 million of the $54.2 million total statutory underwriting loss for the first quarter of 2001. We have already taken aggressive underwriting actions to return this line of business to profitability - including but not limited to eliminating dividends on new and renewal policies, increasing prices and rates where permitted and instituting more restrictive renewal underwriting guidelines. These actions are expected to begin having a positive impact on results by year end."

Net investment income before tax was $51.3 million for the current quarter, compared with $51.8 million for the first quarter 2000. For the current quarter, after-tax realized capital gains were $8.2 million, or $.13 per share, compared with capital losses of $4.1 million, or $.07 per share for the quarter ending March 31, 2000.

Ohio Casualty Corporation did not repurchase any shares during the first quarter. The Corporation has remaining authorization to repurchase 1,649,824 additional shares. During the first quarter 2001, the minimum statutory surplus covenant for the Corporation's credit facility agreement was amended from $750 million to $675 million for the quarters ending March 31, 2001 and June 30, 2001. At March 31, 2001, statutory surplus was $765.2 million.

Property-Casualty Operations
First quarter 2001 net premiums written totaled $371.3 million, a decrease of $23.3 million or 5.9% from the first quarter 2000. Agency cancellations and tighter underwriting guidelines combined with strong competition in personal lines contributed to a 5.1% decrease in personal lines premiums for the current quarter. Commercial lines average renewal price increases for direct premiums written improved to 12.5% in the current quarter from 11.7% in the fourth quarter of 2000. Despite the renewal price increases, management's decision in 2000 to cancel all Managing General Agents and eliminate other consistently unprofitable business led to a decrease in commercial lines net premiums written of 7.1% in the first quarter 2001. That decision included the non-renewal of unprofitable workers' compensation business of approximately $50 million in annual premium volume which contributed to a $17.4 million decrease in net premiums written for that line in the current quarter. Excluding workers' compensation, commercial lines net premiums written for the current quarter increased 1.3%.

The statutory combined ratio improved for the quarter to 115.2%, decreasing from 122.9% in the 2000 first quarter and decreasing from 117.3% in the 2000 fourth quarter. The improvement in the statutory combined ratio is attributable to the actions taken in 2000 to reduce expenses and improve the loss results. All three quarters were negatively impacted by high losses in the workers' compensation line of business. Excluding the workers' compensation line of business, the statutory combined ratio for the first quarter 2001 for all other lines was 7.0 points less at 108.2%. Poor results for New Jersey private passenger auto business added 6.4 points to the countrywide private passenger automobile loss ratio and 1.7 points to the all lines loss ratio for the current quarter.

The year-to-date March 31, 2001 accident year loss ratio of 67.2% was better than the calendar year-to-date loss ratio of 69.8%. Severe cold weather near the end of December 2000 resulted in late reported claims for the first quarter 2001 that were approximately $4.5 million higher than historical levels. Large losses (claims over $250,000) for accident year 2001 totaled $10.4 million as of March 31, 2001, approximately $3.2 million more than accident year 2000 as of March 31, 2000.

Weather-related catastrophe losses in the quarter were $1.8 million, a significant decrease of $6.1 million from the same period one year ago. Catastrophe losses added .5 points to the statutory combined ratio in the first quarter of 2001, compared with a 2.1 point catastrophe impact in the first quarter last year.

The first quarter 2001 statutory underwriting expense ratio improved to 33.2% from 34.5% in the same quarter of 2000, and from 35.2% in the fourth quarter of 2000. The decrease is due mostly to lower salary expense and decreased advertising expenditures, both a result of expense reduction initiatives during 2000. Salary expense was $5.2 million lower in the first quarter of 2001 compared with 2000. The employee count of 3,450 at March 31, 2001 is down slightly from 3,470 at year-end 2000 and down significantly from 3,802 at March 31, 2000.

Assets, Investments and Shareholders' Equity
Consolidated corporate assets were $4.44 billion at March 31, 2001, decreasing from $4.49 billion at December 31, 2000. Investments in securities were $2.73 billion at cost, with an estimated fair market value of $3.28 billion at March 31, 2001, compared with $2.75 billion at cost, with an estimated fair market value of $3.33 billion at December 31, 2000. Shareholders' equity was $1.09 billion at March 31, 2001, compared with $1.12 billion at December 31, 2000. Book value per share is $18.21, compared with $18.59 at December 31, 2000.

Conference Call
The Corporation will conduct a conference call to discuss information included in this news release and related matters at 1:30 p.m. EST on Wednesday, May 2, 2001. The conference call will be Webcast simultaneously in a listen only mode via Investor Broadcast Network's Vcall Website, located at http://www.vcall.com. To listen to the live call, please go to the Website at least fifteen minutes early to register, download, and install any necessary audio software. There is no charge to access the call.

Corporate profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 36th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2000). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and has assets of approximately $4.44 billion as of March 31, 2001.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates;
availability and pricing of reinsurance; litigation and administrative proceedings; ability of Ohio Casualty to integrate and retain business acquired from the Great American Insurance Company; and general economic and market conditions.

                               (Table Follows)

OHIO CASUALTY CORPORATION
EARNINGS FOR THE FIRST QUARTER OF 2001
(in thousands) (Unaudited)

                                       Three Months Ended
                                            March 31
                                           2001        2000
                                    --------------------------
Premiums and finance charges earned  $  383,496  $  387,188

Operating income (loss) after tax    $  (12,294) $  (70,913)
   Per share                         $    (0.20) $    (1.18)

Investment gain (loss) realized
   Before tax                        $   12,613  $   (6,308)
      Per share                      $     0.21  $    (0.10)
   After tax                         $    8,199  $   (4,100)
      Per share                      $     0.13  $    (0.07)

Net income (loss)                    $   (4,095) $  (75,013)
   Per share                         $    (0.07) $    (1.25)

Effect Prop 103 after tax,incl above $        0  $     (397)
   Per share                         $     0.00  $    (0.01)

Statutory property and casualty results:
   Premium written                   $  371,349  $  394,644
   Combined ratio                         115.2%      122.9%
   Investment income                 $   50,723  $   50,773
      Per share                      $     0.84  $     0.85
   Net income (loss)                 $   (1,541) $  (71,549)
      Per share                      $    (0.03) $    (1.19)

Average common shares outstanding    $   60,073  $   60,080

Supplemental Information as of March 31

Total assets                         $4,441,493  $4,396,768
  Agent relationships asset          $  256,101  $  248,328

Total liabilities                    $3,347,398  $3,372,774
   Notes payable                     $  210,643  $  241,283

Total shareholders' equity           $1,094,095  $1,042,861

Number of common shares outstanding      60,072      60,074

Statutory policyholders' surplus     $  765,171 $   832,079

Visit our home page at www.ocas.com


Contact:  Ohio Casualty Corporation
          Fairfield, Ohio
          Analyst contact:
            Dennis E. McDaniel  (513)603-2197
            Vice President, Financial Accounting
                     and Investor Relations
            dennis.mcdaniel@ocas.com

          Media contact:
            Cindy Denney   (513)603-2074
                      .... (513)703-7372 (cell)
            Assistant Vice President, Corporate
                                 Communications
            cindy.denney@ocas.com